Exhibit 10.1

EXECUTION COPY

[Dollar Tree Letterhead]

July 27, 2014

Mr. Howard R. Levine

Dear Howard,

This retention letter (this “Retention Letter”) memorializes our discussions concerning your role at Dollar Tree, Inc. (“Parent”) and its affiliates following the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among Parent, Family Dollar Stores, Inc. (the “Company”) and Dime Merger Sub, Inc., dated as of the date hereof (the “Merger Agreement”). We believe that your continued service through, and following the consummation of, the Merger will greatly contribute to the successful integration of Parent and the Company and the future success of the combined enterprise.

This Retention Letter will become effective upon the Effective Time (as defined in the Merger Agreement). If the Effective Time does not occur, this Retention Letter will not become effective and will be null and void ab initio.

Position and Reporting: Following the Effective Time, you will continue serving as the Chief Executive Officer of the Company. You will report directly to the Chief Executive Officer of Parent.

Compensation and Benefits: During your employment following the Effective Time, you will (a) receive an annual base salary of at least $1,150,000, (b) beginning as of the Effective Time, receive an annual target incentive opportunity under the terms of Parent’s Management Incentive Compensation Plan of at least 100% of your annual base salary, which will be based in part on performance measures related to the Company (if any such measure utilizes a metric that is utilized in respect of a component of the Parent CEO’s annual incentive opportunity which is tied solely to the performance of the Company, the performance target for you will not be more rigorous than that applicable to the Parent CEO), (c) receive, for periods of your employment following August 31, 2015, an annual long-term performance plan (“LTTP”) grant with a target opportunity of $600,000 and an annual RSU performance based grant of $2,000,000 (all determined in accordance with Parent’s Omnibus Incentive Plan, in a manner applicable to the senior executives of Parent generally, with the first such grants to be made no later than Parent’s regular 2016 grant cycle for Parent senior executives generally), and (d) be eligible to participate in the other compensation and employee benefit plans (including with respect to indemnification, directors and officers insurance, and travel and expense reimbursement policies) applicable to similarly situated executives of Parent. For the avoidance of doubt, in the event of the termination of your employment on or following the Effective Time, the compensation contemplated by this paragraph shall be governed by the terms of the applicable benefit plan and not any severance or change-in-control vesting or payment provisions set forth in the employment agreement between you and the Company, dated as of December 28, 2012 (the “Employment Agreement”).

Retention Period: During the period from the Effective Time until the second anniversary thereof (the “Retention Period”), you agree not to (and waive any right to) terminate your employment for “Good Reason” pursuant to Section 2(I)(ii) or 2(I)(iii) of the Employment Agreement (provided, that all other Good Reason provisions shall remain in place), whether under the Employment Agreement or any other agreement between you and the Company or any of its affiliates incorporating such definition, including, without limitation, the agreements governing your equity awards. For the avoidance of doubt, Parent and the Company acknowledge that you will have Good Reason pursuant to Section 2(I)(ii) of the Employment Agreement upon consummation of the Merger and you may provide notice, at any time between the date that is 75 days prior to the expiration of the Retention Period and the date that is 30 days prior to the expiration of the Retention Period, of termination for Good Reason in order to terminate your employment for Good Reason upon the second anniversary of the Effective Time based upon the circumstances arising from the consummation of the Merger without the ability of Parent or the Company to cure. In the event of a material breach of the Company’s obligations under this Retention Letter, such breach shall constitute Good Reason under Section 2(I)(v) of the Employment Agreement, and, notwithstanding the foregoing, you may terminate your employment during the Retention Period for Good Reason within the notice period referenced in said Section 2(I)(v). In the event that you terminate employment for Good Reason (regardless of the circumstances or timing of such termination (it being understood that this parenthetical does not modify the restriction on your terminating employment for Good Reason prior to the second anniversary of the Effective Time pursuant to Section 2(I)(ii) or 2(I)(iii) of the Employment Agreement)), you shall also be entitled to full vesting of all then outstanding and unvested equity awards that were granted to you prior to the Effective Time without regard to any provision to the contrary in any plan under which such equity awards were granted (“Accelerated Equity Vesting”). For the avoidance of doubt, in the event of your death or Disability (as defined in Section 2(G) of the Employment Agreement) while employed by the Company or any of its affiliates or your involuntary termination by the Company or Parent without Cause (as defined in the Employment Agreement), in all cases, on or prior to the second anniversary of the Effective Time, you or your estate (as applicable) shall receive the severance compensation and benefits under Section 7 of the Employment Agreement, and you will also receive the Accelerated Equity Vesting.

Employment Agreement: Other than as expressly set forth herein, the Employment Agreement will be unaffected by this Retention Letter (including your right to receive severance under Section 7 of the Employment Agreement, as modified by this Retention Letter), except (a) references to the “Board” in Section 2(A) of the Employment Agreement shall be deemed to refer to the board of directors of Parent, (b) notwithstanding the terms of Section 4 of the Employment Agreement, subject to the terms of the Merger Agreement, neither

Parent nor the Company shall be required to appoint you to, or as chairman of, its board of directors, provided that you shall be entitled to terminate employment for Good Reason under the Employment Agreement if you cease to serve on the board of directors of Parent because you are not nominated by Parent; (c) the compensation and benefits provisions set forth herein shall supersede Sections 5(A) and (B) of the Employment Agreement; (d) in lieu of the benefits provided under Section 5(F) of the Employment Agreement, you shall be eligible for use of corporate aircraft in accordance with the policies of Parent, as in effect from time to time; (e) for purposes of Section 7(i)(y)(B) of the Employment Agreement, the relevant annual bonuses to be averaged shall be those payable in respect of the three Company fiscal years preceding the fiscal year during which the Effective Time occurs; (f) Section 19(F) of the Employment Agreement is hereby deleted in its entirety and of no further force or effect; and (g) the Employment Agreement shall terminate immediately following the second anniversary of the Effective Time if you remain employed by Parent and its affiliates through such date, except that (x) Sections 8-12 thereof shall survive such termination and (y) upon any termination of your employment for any reason following such termination of the Employment Agreement (a “Post-Retention Period Termination”), you shall receive from the Company a severance payment (in lieu of any other cash severance from the Company and its affiliates) equal to the product of (1) three times (2) the sum of (i) your base salary in effect immediately prior to such termination of employment and (ii) your average bonus determined under the formula set forth in Section 7(i)(y)(B) of the Employment Agreement (as modified above). Such severance payment shall remain subject to the release of claims requirements of the Employment Agreement and shall be paid on the same schedule contemplated by Section 7 of the Employment Agreement, except that the applicable severance payments shall be subject to the timing requirements of Section 409A of the Internal Revenue Code, including, to the extent necessary to avoid the imposition of taxes thereunder, that a portion of the severance compensation equal to the amount that would have been payable pursuant to Section 6 of the Employment Agreement upon a severance-qualifying termination immediately prior to the Effective Date under such Section 6 of the Employment Agreement shall be paid on the schedule set forth in Section 6 of the Employment Agreement (but not subject to any payment reductions in Section 6 of the Employment Agreement) and that the six-month delay contemplated by Section 19(C) of the Employment Agreement shall be imposed if applicable. Upon a Post-Retention Period Termination, if you hold any unvested equity awards granted prior to the Effective Time, you shall receive the Accelerated Equity Vesting.

Transfer Restriction: You agree that during the 30-month period following the Effective Time, you will not, and will cause any trust or other entity controlled by you not to, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, any shares of common stock of Parent (“Shares”) received in the Merger, or (b) enter into any contract, option or other arrangement or understanding with respect to the Transfer of any such Shares; provided, however, that nothing contained herein shall prevent you from disposing of Shares in connection with a corporate transaction that is approved by the board of directors of Parent or from Transferring Shares for estate planning purposes or to a charitable institution for philanthropic purposes but only, prior to the effectiveness of such Transfer, if the transferee agrees in writing to be bound by the transfer restrictions set forth herein (except that you may annually transfer a number of Shares equal to the product of the Award Exchange Ratio (as defined in the Merger Agreement) and 100,000 to the Howard R. Levine Foundation Fund in accordance with past practice and without any limitation placed on that Fund with respect to the subsequent disposition of such Shares during the restriction period set forth herein); provided further, that on the first anniversary of the Effective Time and on each six-month anniversary thereafter, 25% of the Shares held by you as of the Effective Time shall cease to be subject to the restrictions on Transfer contained herein. Any Transfer or attempted Transfer of Shares in violation of this Retention Letter shall, to the fullest extent permitted by law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on its share register.

Parent agrees to reimburse your reasonable legal fees incurred in the negotiation of this Retention Letter within 30 days following the Effective Time, such reimbursements not to exceed $45,000.

You acknowledge that the amendments to the Employment Agreement and the covenants contained herein are material, significant and essential to Parent’s willingness to enter into the Merger Agreement, under which you are receiving good and valuable consideration as a significant stockholder of the Company.

From and after the Effective Time, your employment will continue to be at-will, subject to the severance provisions of the Employment Agreement and of this Retention Letter.

This Retention Letter, together with the Employment Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. No provision of this Retention Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you, Parent and the Company, or by you and Parent if the Company ceases to exist as a separate legal entity. This Retention Letter will be governed, construed, and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

We look forward to a promising future as a combined entity and believe this opportunity will result in a mutually beneficial and rewarding relationship. Please acknowledge your agreement to the terms of this Retention Letter by your signature below.

Sincerely,

Dollar Tree, Inc.

By:	/s/ Bob Sasser
Bob Sasser
Chief Executive Officer

[Signature Page to Retention Letter]

Family Dollar Stores, Inc.

By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr. Senior Vice President
General Counsel and Secretary

[Signature Page to Retention Letter]

Acknowledged and Agreed:

/s/ Howard R. Levine	July 27, 2014
Howard R. Levine	Date

[Signature Page to Retention Letter]